Exhibit 99.1

Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Youbet.com United Tote acquisition conference call. During the presentation all participants will be in a listen only mode. Afterwards we will conduct a question and answer session. (OPERATOR INSTRUCTIONS).As a reminder, this conference is being recorded Thursday, December 1st, 2005. I would now like to the turn the conference over to Chuck Champion, Chairman, President, and CEO of Youbet.com. Please go ahead, Sir.

Chuck Champion, Youbet.com — Chairman, President and CEO
Thank you operator and welcome. With me today is Gary Sproule, our Chief Financial Officer. The purpose of this call is to discuss today’s announcement of our agreement to acquire United Tote and to review for you the strategic near- and long-term opportunities this acquisition presents for Youbet. Following our prepared remarks we will take questions from analysts and investors regarding this acquisition. Before we get to the heart of the call, Jae Yu, will you cover off the Safe Harbor language for me, please?

Jae Yu, Youbet.com — Corp. Controller
Comments made during this call may contain forward-looking statements based on plans, expectations, events or trends. Actual results could differ materially from those discussed on this call. The speakers on this call claim the protection of the Safe Harbor provisions contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise. Please also note that this call and today’s press release contain information about earnings before interest, taxes, depreciation and amortization which is a non GAAP financial measure. A reconciliation of United Tote’s EBITDA to net income, the most directly comparable GAAP measure to EBITDA, is provided in this morning’s press release. I will now turn the call back to Chuck Champion.

Chuck Champion, Youbet.com — Chairman, President and CEO
Before I provide a few details on the transaction, its strategic and financial benefits and our integration strategies, I’d like to start with a brief background of United Tote, one of the world’s leading providers of pari-mutuel wagering systems. United Tote is a leader in international and domestic supplier of totalizator systems, terminals, operating personnel, and other pari-mutuel wagering services. The United Tote system processes wagers, calculates and displays odds and payoff information, and handles the selling and cashing of betting tickets. In addition, it has developed innovative new game content and contest offerings such as Fanta-Bet.
The company has international operations in Canada, South America, Europe, and Asia and with more than 100 customers worldwide including premier tracks such as Churchill Downs and the NYRA tracks. United processes approximately 1 billion transactions a year from 94 racing facilities in North America and 11 international facilities. This equates to more than $7 billion in handle annually, 90% of which is from North America.
So let me review the transaction details for you now. The total transaction value is approximately $49 million. The consideration payable to the seller is approximately $34.2 million in cash. United Tote has approximately $14.4 million in secured debt, which is primarily related to the financing of equipment that it subsequently leased to their track customers. The transaction value reflects both their current Tote operations plus other strategic benefits we expect to achieve in the near- and long-term future which I will review in just a moment. We will fund the purchase price and capital needs of United Tote with cash on hand and the expected proceeds from an equity financing and a new loan facility that we will use to refinance their existing secured debt. The transaction is expected to be accretive in 2006, assuming that the proposed equity financing is completed at approximately yesterday’s closing price of $5.58 per share.
We expect to benefit from higher Tote EBITDA in 2006 based on a number of factors including expected higher United Tote revenue due to a full year of benefit and contracts that were entered into in 2005, plus anticipated additional Tote revenues, equipment sales and operational synergies we have identified. We expect to consummate the acquisition within 60 days.
The press release this morning provided a lot of detail on United Tote’s current and new products as well as some of the immediate benefits this acquisition will provide Youbet. So what I’d like to do now is review some of the longer-term benefits and synergies we will be pursuing. With respect to the longer-term, we believe the integration and leverage of each company’s core competency creates significant synergies and strategic value. What is more important for you is that you can come away from this call with such an understanding and appreciation for the depth and breadth of these opportunities as possible as this is really what makes this the most exciting aspect of the transaction.
Before we get into questions let me run through a number of these items. First of all there is a minimal overlap in customer base. Youbet, as you all well know, is focused on the end consumer. United Tote is focused on the business side. So Youbet is a B2C play; United Tote is a B2B play.
Minimal overlap in the sector. Youbet is focused on gaming and the Internet. United Tote is focused on manufacturing and content development.
The key assets for these two companies for Youbet is its customers. For United Tote, it’s its relationships, advanced technology and content.
In terms of engineering competency Youbet principally provides and develops software. United Tote develops hardware.
The distribution channels are different. Youbet is predominantly an Internet-based company. United Tote is a terminal and kiosk-based company.
In terms of market share, Youbet has a 35% share of the domestic ADW market, while United Tote possesses 35% of the domestic North American handle.
Most importantly, this acquisition meets our criteria for diversification.
Youbet is currently a domestically-focused sports wagering company. United is a global gaming content company.
In addition United Tote has some significant relationships with key constituents that can enhance our existing industry relationships. Domestically, those are Churchill Downs and NYRA. Internationally, the Philippine Jockey Club, the Hong Kong Jockey Club and others in South America.
Finally a key point to consider is that this transaction furthers our growth strategy as it allows us to leverage our technological expertise and advances our efforts to be an end-to-end technology provider for the pari-mutuel industry. With that, operator, we will take the first question.

Operator
(OPERATOR INSTRUCTIONS)
Traci Mangini, ThinkEquity Partners.

Tracy Mangini, ThinkEquity Partners — Analyst
...Incremental revenue flow in ‘06 from United Totes, not knowing the timing of some of these contracts that came in in ‘05 can you give us a sense of how, what type of significant upside we could see in ‘06 from a prorated number in ‘05 based on the first nine months number?

Chuck Champion, Youbet.com — Chairman, President and CEO
I’ll turn the question over to Gary.

Gary Sproule, Youbet.com — CFO
Obviously we are not giving any forecast on this thing at this point but clearly as we called out in the press release there are a number of initiatives that will drive EBITDA in 2006. Notably the full year of revenues, incremental new revenues as well as operational synergies that we are looking at. I think that’s about all I can comment other than we anticipate incremental EBITDA growth, obviously, in 2006. I think I will leave it at that at this point.

Tracy Mangini, ThinkEquity Partners — Analyst
Is there any more elaboration you can give on the Fanta-Bet or related contest games? And what their EBITDA margin is?

Chuck Champion, Youbet.com — Chairman, President and CEO
I can talk specifically about the Fanta-Bet products. They are in their earliest development. They are being tested and rolled out now in several tracks across the United States. They are receiving very favorable responses from consumers and that’s in a fixed platform area, where people have to go to the physical machine itself. We believe that we’ve got the benefit of a terrific distribution model with the Internet. And as Gary mentioned, I don’t think today anyway — but in the very near future we will be able to — but today we are not in a position to be able to give you actual financial forecasts and to talk to you about profit and EBITDA numbers off that line of business.

Tracy Mangini, ThinkEquity Partners — Analyst
But is that line of business something meaningful that you are looking that in the accretion for ‘06 or is it more just on the Tote revenues?

Chuck Champion, Youbet.com — Chairman, President and CEO
No it is clearly something we are looking for in ‘06.

Tracy Mangini, ThinkEquity Partners — Analyst
Just lastly, on the fourth quarter numbers the press release commented on about, say, 300 or so odd races that would be lost in the fourth quarter. Could you just put that in perspective for me so I understand like what percentage of total races — how many races there were in the fourth quarter last year so I can get a sense of that?

Gary Sproule, Youbet.com — CFO
You asked me that question earlier today and we haven’t been able to develop that information yet but certainly we can make it available.

Operator
Mark Argento with Craig-Hallum.

Mark Argento, Craig-Hallum — Analyst
Couple of questions for you, first one being is United Tote’s management — are they expected to stay on and if so, for how long? What, ultimately, what kind of synergies do you hope to drive other than the ones you’ve discussed right now? I assume you guys are a Tote payer or a payer of Tote fees right now. Can you talk a little bit about that as well?

Chuck Champion, Youbet.com — Chairman, President and CEO
First of all one of the things that we believed in this acquisition that we needed to do was to secure long-term agreements with both the Chief Executive Officer Joe Tracy and with the Chief Operating Officer Terry Woods. These gentlemen have proven over the last number of years that they understand not only the Tote business but they understand the gaming and game side of the business. They’ve moved this business forward tremendously over the last number of years. They have a very good long-term strategic view. They are building a culture at United Tote that is very comparable and similar to that of Youbet’s. So we are very excited to say that we have secured those long-term relationships with both of those individuals. We are also looking forward to being able to retain a good number of the folks at United. They’ve proven they can be successful and we are excited about that. I believe their employment contracts go out to 2008. The second question you asked was about synergies. I believe in the opportunities that exist between the two companies. There are some replicated and duplicated expenses that we will look at and see the best way to deal with. They already have, though, a very aggressive plan for growth and for expense reduction, which they are already in the process of implementing and will continue to prosecute over the next number of months. So we should see significant improvement in their EBITDA numbers in 2006.

Mark Argento, Craig-Hallum — Analyst
One quick follow-up for Gary. When you are talk about accretion are you looking at that — I think in the press release you talked about on an operating basis. How do we need to be thinking that it in terms of the GAAP numbers?

Gary Sproule, Youbet.com — CFO
Same way, accretive.

Mark Argento, Craig-Hallum — Analyst
One quick one on Q4. Just remind us a little bit in terms of the cost structure if handle is going to come in a little bit light? What are kind of the line items the P&L Line that will — of course sales and marketing I would assume that would be down a little bit. And where are some of the other kind of sensitivities of the model in terms of kind of lower handle of what we should see on the cost side?

Gary Sproule, Youbet.com — CFO
Obviously the greatest one would be related variable costs associated with handle. Whether it be Tote costs or processing fees, things like that.

Mark Argento, Craig-Hallum — Analyst
That’s all in the network operation volume?

Gary Sproule, Youbet.com — CFO
I’m sorry. Mark?

Mark Argento, Craig-Hallum — Analyst
That’s all in the network operations?

Gary Sproule, Youbet.com — CFO
Yes. Yes.

Operator
Mitch Pindus with RBC Dain Rauscher.

Mitch Pindus, RBC Dain Rauscher — Analyst
I guess a couple of the questions I have for you are based on assumptions that I’m making. So I understand they’ve got about 14 million debt which is mostly related to the equipment you mentioned earlier. Assuming that your — as a public entity, your credit rating would be better than a privately held company, I’m wondering if you plan on restructuring that or renegotiating the debt with the hopes of ultimately bringing down the cost? Every point on 14 million becomes significant.

Gary Sproule, Youbet.com — CFO
Yes we are looking at restructuring debt for the reasons you pointed out.

Mitch Pindus, RBC Dain Rauscher — Analyst
Next question is related to the close. When do you actually close on this, take control?

Chuck Champion, Youbet.com — Chairman, President and CEO
We expect to have it closed within 60 days. Or sooner.

Mitch Pindus, RBC Dain Rauscher — Analyst
Assuming that TVG, Magna and many of the other tracks out there are current customers of United Tote’s, how do you anticipate this affecting your relationship with those entities?

Chuck Champion, Youbet.com — Chairman, President and CEO
United Tote has an excellent relationship with those track partners. It has signed new contracts NYRA for example. They — 80% of their customer base is older than 10 years so they’ve been with United Tote for at least ten years. So they have very good relationships themselves. We also have relationships with a good number of those tracks; and we believe we also have very good relationships with those tracks. It is going to add a new element to the relationship. We believe that is going to be very favorably received. We think we can accelerate the improvements in Tote technology and we believe United can help us even on the ADW side of the business. So we believe that those relationships will only strengthen and deepen and the benefactor will be those tracks and the industry as a whole and of course the two companies and, then, our shareholders as a result.

Mitch Pindus, RBC Dain Rauscher — Analyst
My final question relates to how this will be accretive to your numbers and I understand that you don’t want to get into too much detail. But I can sit here as many people can and back out the numbers using the 2 million in EBITDA for the nine months and add in extra synergies and a few other things. I was wondering at what point you plan on giving us a little more guidance as to what those synergies and the accretion will actually be toward your earnings?

Gary Sproule, Youbet.com — CFO
I think, obviously, the first thing is we need to close the transaction within the next 60 days before we give out any kind of direction or even try to comment on that. So it’s something that we will consider. We still believe that it is accretive and I think the first — the next step now after signing the definitive agreements last night — is to close the transaction and then we’ll move onto the next step.

Operator
Gary Schnierow with J.P. Morgan.

Gary Schnierow J. P. Morgan — Analyst
It sounds like the acquisition, clearly, it opens up a lot of opportunity for you. I guess changes your positioning in the industry and maybe the leveraging you have. Can you flesh that out a little bit? Specifically you said United Tote has the relationship with Churchill Downs and NYRA. Specifically, with them how does that change things? Help us understand. There’s all this synergy they have, what does that do for you in ‘06 and ‘07? What are some examples of how we see things change?

Chuck Champion, Youbet.com — Chairman, President and CEO
First of all, one as you said and I understood how you use the term leverage, it’s really not about — it certainly isn’t about financial leverage. It’s not about the fact that we have so much handle and so on and so forth that we would use one to the disadvantage of the other. It’s really about bringing the two technology companies together to offer a more integrated solution to the track. There’s no secret. The industry as a whole has been talking about Tote, Tote technology and what the providers in the industry needed to do in order to advance the technology, to make it more user-friendly. To attract new fan bases. We think with the acquisition of United Tote and what we have already achieved here, we are going to be able to provide an integrated solution to the industry. That is not to the exclusion of the other Totes as well. Once we consummate this transaction, we are going to reach out because we think that we need to collectively work together to provide a better Tote solution to the entire industry because the industry isn’t satisfied with what they have. They shouldn’t be satisfied with what they have. I don’t think it’s the Tote providers’ fault entirely that they don’t have what they have. This is just, we see it as a great opportunity to take what we have learned and understand about customers, about ADW marry that with what United Tote has learned and what we believe we have learned about the Tote business. Work with others in the industry and provide a more comprehensive integrated solution that will help grow customers and help satisfy the customers that we already have.

Operator
Todd Eilers with Roth Capital Partners.

Todd Eilers, Roth Capital Partners — Analyst
Most of my questions have been answered but I was curious, Could you maybe comment on how this proposed or potential acquisition might impact your plans in Nevada as well as your international expansion plans? Assuming this obviously helped both areas and will eventually speed up any future plans. Just could you comment a little bit on those?

Gary Sproule, Youbet.com — CFO
As you know we have expressed an interest in expanding internationally and I think this is the first step in doing that with contracts in 11 different countries. So I think our first step will be to try to leverage those relationships and obviously build on them and expand on them. And to the extent that we can partner in with our ADW business, that would be terrific. So I think this is a complement to our international strategy. Will it preclude us from continuing to look at other opportunities overseas? Not at all. But I think we see this as a first step in pretty exciting international deployment strategy.

Todd Eilers, Roth Capital Partners — Analyst
Then, what about Nevada?

Gary Sproule, Youbet.com — CFO
I’m sorry Todd, you broke up on us.

Todd Eilers, Roth Capital Partners — Analyst
Just curious, as to — will this — how this will impact your current plans in Nevada. Is there any impact whatsoever?

Chuck Champion, Youbet.com — Chairman, President and CEO
No, well, I mean it — we think it could very well have a very positive impact. United Tote is, in fact, pitching in Nevada with casinos to provide Tote services, and so that does put us again in another very visible position in front of very very important people.

Todd Eilers, Roth Capital Partners — Analyst
Last question, do you plan to operate the business, as a standalone business unit or integrate it?

Chuck Champion, Youbet.com — Chairman, President and CEO
It will be a standalone business unit directed by both Joe and Terry. There’s going to be opportunities for us to provide services to them, to get rid of expenses that exist between us and so to that extent we are going to be integrating. We are highly confident of the management team and the people that work there. They have proven over the last several years that they could bring new products to market. They could grow new customer bases. They’ve done an outstanding job. So we are going to stand ready to help them and assist them with their very aggressive plans. Get them to understand ours and see where they can help us in doing that. And doing obviously a lot of four-legged sales calls with them because, again, we have customers in common.

Operator
(OPERATOR INSTRUCTIONS) Torrie Ross with GGHC.

Torrie Ross, GGHC — Analyst
Your press release states talking about the fourth quarter. Expected your handle, the growth rate would be significantly lower than the prior nine. Can you give us a range of what your expectations of this is?

Chuck Champion, Youbet.com — Chairman, President and CEO
I’m sorry but you were breaking up and extremely faint. So we didn’t hear the question.

Torrie Ross, GGHC — Analyst
The press release uses the words “significantly lower handle growth” in the fourth quarter than the prior nine months of 28%. Can you give us a range of what that means? What you expect the handle growth to be?

Gary Sproule, Youbet.com — CFO
I think what you asked if — you were breaking up again on us is, what might be a range for the fourth quarter handle growth. I think it would probably be something consistent with what we’ve been anticipating in the industry in general would grow year-over-year which was around 17 to 18%, based on some studies we actually have posted on our website.

Operator
Lawrence Klatzkin with Jefferies and Co.

Lawrence Klatzkin, Jefferies & Co. — Analyst
Two things, do you need, do all your different Amtote customers need to approve the change in ownership or do the contracts just continue?

Chuck Champion, Youbet.com — Chairman, President and CEO
You are referring to United Tote customers needing (MULTIPLE SPEAKERS)

Lawrence Klatzkin, Jefferies & Co. — Analyst
United Tote, yes.

Chuck Champion, Youbet.com — Chairman, President and CEO
Change of control approvals.

Lawrence Klatzkin, Jefferies & Co. — Analyst
Yes.

Chuck Champion, Youbet.com — Chairman, President and CEO
The vast majority of them with maybe one or two exceptions are no.

Lawrence Klatzkin, Jefferies & Co. — Analyst
Second Autotote’s owner Scientific Games had talked in the last two calls that poker is making a real impact into the Tote business and in general there just isn’t the growth there used to be. That probably is going to continue for some period of time. Are you worried about that? Or are you — do you think the company you are buying will not experience the same level of lack of growth as they’ve experienced?

Chuck Champion, Youbet.com — Chairman, President and CEO
I have a tremendous amount of respect for the executives at Scientific Games and know Lorne personally and always find myself hating to disagree with someone I respect as much. But I do disagree. I think there are opportunities in this space and I think that our businesses are slightly different. And his, in this industry is principally a Tote business with some telecommunications technology associated with it. His big growth business of course is a form of gaming, which is the lottery. And comparing one to the other is he’s obviously going to have a lot greater growth on the lottery side than he is on a Tote business. But we believe that we are going to have Tote growth as well as developing an entertainment platform in games, with a delivery system like Youbet that is going to have significant growth. So we, again, believe that the core business, again, will grow and the business — the game business — will be significant as well.

Lawrence Klatzkin, Jefferies & Co. — Analyst
You’re thinking on your side that the handle will show growth. Why would they be experiencing a much lower growth rate than historic? And you would not.

Chuck Champion, Youbet.com — Chairman, President and CEO
If you are talking about overall handle growth for the industry, admittedly, I am more optimistic and bullish that we can in fact over the next couple of years introduce this sport to younger individuals and we can in fact reverse these negative trends. I believe that. We have proven it at Youbet. Our fastest-growing growth segment is 21 to 30 years old. We are introducing new fans to this sport every day and we believe we can do that on an accelerated basis particularly with an integrated hardware and software solution. So I know there are a lot of people out here who’ve been in the industry for quite a long time and are quite pessimistic about the overall growth of the industry but I believe that’s stabilizing; and I believe that we can collectively work together quite frankly to have better product offerings with more future and functionality delivered from new and innovative channel distribution and we can in fact turn and reverse the trends that we’ve experienced in this industry.

Lawrence Klatzkin, Jefferies & Co. — Analyst
All right. That’s great. I hope you’re right. That will be fantastic.

Operator
Sherwin Prior with Northpoint Capital.

Sherwin Prior, Northpoint Capital — Analyst
Quick question about again the fourth quarter. You indicated Hollywood Park plus a couple of other tracks announced shorter meets. Could you give some color as to what drove the shortness in the meets?

Chuck Champion, Youbet.com — Chairman, President and CEO
I’m sorry, we are apparently having some just a tad of technical difficulties because your question broke up as well and we could hardly hear you. It sounds as if you wanted more color on the Hollywood Park loss of races and — but if you could restate the question or say it again, I would appreciate it.

Sherwin Prior, Northpoint Capital — Analyst
It’s about the cut in the races. What drove the cuts? Is it demand, was it strictly the weather? Some color around that issue.

Chuck Champion, Youbet.com — Chairman, President and CEO
Well in Hollywood Park, specifically, it wasn’t weather. They had a turf course that was put in and they ran into difficulty with the surface where I understand either the grass that was used or some other problems that arose and they could not run races on that course. The problem in Hollywood Park and the turf races there are very important to a large number of our customers. It is one of the premier events of the fall season and we lost Hollywood Park and those turf races. Now management of Hollywood Park and others in California, I thought, did a stellar job in trying to mitigate and ameliorate the impact of that but at least for us we didn’t see much amelioration. It impacted us and fairly significantly. And then of course we ran into problems where the Eastern Seaboard has been — and actually Southeastern Seaboard has been just hit hard and that has affected us in that region as well. I needn’t talk to you about Katrina or Rita or any of the other hurricanes that have blasted through both Florida and Louisiana, Alabama and Mississippi. So it’s a combination of the impact. So what Gary is really saying is instead of growing some 20+%, the growth rates have gone down to what we believe to be the industry averages in the teens.

Sherwin Prior, Northpoint Capital — Analyst
Barring similar occurrence next year i.e., hurricanes, can you expect some re-acceleration back to where it’s more of that 28% type of run rate?

Chuck Champion, Youbet.com — Chairman, President and CEO
Yeah. Do I think that they’re going to resolve the turf problem at Hollywood Park? Absolutely. Do I think that the beginning of the year and into the main racing season in May and June and July are we going to see fans returning? Yeah, I have no reason to believe that unless we have again some other natural act beyond the control of the industry yeah I do believe that.

Operator
At this time there are no further questions. Mr. Champion, are there any closing remarks?

Chuck Champion, Youbet.com — Chairman, President and CEO
Thank you, operator. Thank you to everyone for joining us on the call today. I trust it’s apparent from our comments today, we were extremely pleased to have the opportunity to bring United Tote under the umbrella and to partner with them. We expect the transaction will provide Youbet and our shareholders with significant near- and long-term growth opportunities and we look forward to speaking to you again. Thank you.

Operator
This concludes today’s Youbet.com United Tote acquisition conference call.